EXHIBIT 99.1

RALPH LAUREN REPORTS BETTER-THAN-EXPECTED SECOND QUARTER FISCAL 2016 RESULTS

—	Second Quarter Net Revenues of $2.0 Billion Increased 4% in Constant Currency, Driven by Double-Digit Growth Internationally
—	Better-Than-Expected Operating Margin of 13.5%, Excluding One-Time Charges, Reflects Benefits from the Global Brand Management Structure and Disciplined Operational Management
—	Earnings Per Diluted Share Was $2.13 in the Second Quarter, Excluding One-Time Charges, Up 13% to Prior Year in Constant Currency
—	The Company Maintains Its Fiscal 2016 Outlook

NEW YORK--(BUSINESS WIRE)—November 5, 2015-- Ralph Lauren Corporation (NYSE:RL) today reported net income of $184 million, or $2.13 per diluted share, for the second quarter of Fiscal 2016, which excludes one-time charges which are primarily related to restructuring activities associated with the Company’s global brand reorganization. This compared to reported net income of $201 million, or $2.25 per diluted share, for the second quarter of Fiscal 2015. Earnings per diluted share increased 13% from the prior year period, excluding foreign currency impacts and one-time charges. On a reported basis, net income was $160 million or $1.86 per diluted share in the second quarter of Fiscal 2016.

“I am pleased that the Company is beginning to benefit from our recent strategic initiatives and investments,” said Ralph Lauren, Executive Chairman and Chief Creative Officer. “We achieved several critical goals, including the worldwide launch of Polo Sport, implementation of the new global brand structure, and strong growth in our international businesses during the quarter. I am confident that our key strategic initiatives will drive continued growth and create significant shareholder value over the long term.”

Second Quarter Fiscal 2016 Income Statement Review

Net Revenues. Net revenues for the second quarter of Fiscal 2016 were 4% above the prior year period on a constant currency basis, driven by double-digit growth internationally, contribution from new stores and strong global e-commerce growth. Reported net revenues declined 1% to $2.0 billion in the second quarter compared to the prior year period. The decline in reported net revenues included approximately 500 basis points of negative impact from foreign currency effects.

—	Wholesale Sales. In the second quarter of Fiscal 2016, wholesale segment sales increased 3% on a constant currency basis, driven by strength in Europe across all brands. Reported wholesale segment sales declined 2% to $927 million.

—	Retail Sales. Retail sales increased 5% on a constant currency basis in the second quarter over the prior year period, driven by contribution from new stores and strong global e-commerce growth. Reported retail sales declined 1% compared to the second quarter of Fiscal 2015 to $996 million, negatively impacted by foreign currency movements.

Consolidated comparable store sales decreased 1% on a constant currency basis during the second quarter and declined 6% on a reported basis.

—	Licensing. Licensing revenues of $47 million in the second quarter were 7% above the prior year period in constant currency and grew 5% on a reported basis, reflecting higher royalties from increased sales of Ralph Lauren, Polo, Chaps and Lauren products worldwide.

Gross Profit. Gross profit for the second quarter of Fiscal 2016 was $1.1 billion and gross profit margin was 56.5%. Gross profit margin was 30 basis points lower than the prior year period, reflecting unfavorable foreign currency effects. On a constant currency basis, gross margin was up 90 basis points compared to the prior year period due to lower negotiated sourcing costs, benefit from the initial phases of stock-keeping unit (SKU) and style rationalization, increased full-priced selling and mix benefits.

Operating Expenses. Operating expenses in the second quarter of Fiscal 2016 were $845 million, excluding one-time charges, in line with the prior year period. Operating expense rate of 43.0% increased 50 basis points compared with the second quarter of Fiscal 2015, due to incremental investments in infrastructure. As reported, operating expenses in the second quarter of Fiscal 2016 were $883 million, which included $38 million in one-time charges.

Operating Income. Operating income in the second quarter of Fiscal 2016 was $268 million, excluding one-time charges. Operating margin of 13.5% was 90 basis points below the prior year period, which was better than the outlook of a 275-325 basis point decline provided in August, due to better-than-expected gross margin, cost savings from the global brand reorganization plan, and disciplined expense management. The lower operating margin was primarily attributable to negative foreign currency effects and incremental investments in infrastructure.

—	Wholesale Operating Income. Wholesale operating income in the second quarter of Fiscal 2016 was $249 million, excluding one-time charges, compared with $247 million in the prior year period. Wholesale operating margin increased 60 basis points to 26.8% driven by gross margin improvement and disciplined expense management.

—	Retail Operating Income. Retail operating income in the second quarter of Fiscal 2016 was $128 million, excluding one-time charges, compared with $137 million in the prior year period. Retail operating margin declined 80 basis points to 12.8%, due to fixed expense deleverage and negative foreign currency effects.

—	Licensing Operating Income. Licensing operating income of $42 million in the second quarter of Fiscal 2016 was in line with the prior year period.

Net Income and Diluted EPS. Net income for the second quarter of Fiscal 2016 was $184 million, or $2.13 per diluted share, excluding one-time charges. This compared to reported net income of $201 million, or $2.25 per diluted share, for the second quarter of Fiscal 2015. Earnings per diluted share increased 13% from the prior year period, excluding foreign currency impacts and one-time charges. On a reported basis, net income was $160 million or $1.86 per diluted share in the second quarter.

The Company had an effective tax rate of approximately 29%, excluding one-time charges, in the second quarter of Fiscal 2016, which compared to an effective tax rate of 28% in the second quarter of Fiscal 2015. On a reported basis, the effective tax rate was 27% in the second quarter.

Update On The Global Brand Reorganization

In the first six months since the announcement of the new global brand management organizational structure, the Company has made significant progress with its transition. All six brand Presidents and their leadership teams have been established, and the new global line planning process, which is a significant component of the new structure, has successfully been launched. The Company now expects to achieve approximately $110 million in annual expense savings associated with the restructure.

The Company expects to incur one-time charges of approximately $120-150 million primarily as a result of this reorganization, of which $38 million was recognized in the second quarter and $83 million in the first half of Fiscal 2016.

Second Quarter Fiscal 2016 Balance Sheet and Cash Flow Review

The Company ended the second quarter with $1.1 billion in cash and investments, or $407 million in cash and investments net of debt ("net cash"), compared to $1.2 billion in cash and investments and $685 million in net cash at the end of the second quarter of Fiscal 2015. The second quarter ended with inventory of $1.4 billion compared to $1.3 billion in the prior year period. The increase in inventory reflects investments to support anticipated sales growth for existing operations, new businesses and new store openings.

The Company had $134 million in capital expenditures in the second quarter of Fiscal 2016, compared to $91 million in the prior year period.  The Company repurchased approximately 1.1 million shares of Class A Common Stock during the second quarter, utilizing $130 million of its share repurchase authorization and bringing year-to-date repurchases to $280 million. Approximately $300 million remains available for future share repurchases.

Global Retail Store Network

The Company ended the second quarter of Fiscal 2016 with 480 directly operated stores, comprised of 144 Ralph Lauren stores, 68 Club Monaco stores and 268 Polo factory stores. The Company also operated 576 concession shop locations worldwide at the end of the second quarter. In addition to Company-operated locations, international licensing partners operated 81 Ralph Lauren stores and 26 dedicated shops, as well as 130 Club Monaco stores and shops at the end of the second quarter.

Fiscal 2016 Outlook

The Company is maintaining its Fiscal 2016 outlook. The company expects consolidated net revenues for Fiscal 2016 to be approximately flat on a reported basis and increase by 3-5% in constant currency. Based on current exchange rates, foreign currency will have an approximate 400 basis point negative impact on Fiscal 2016 revenue growth. Operating margin for Fiscal 2016 is still expected to be 180-230 basis points below the prior year’s level due to negative foreign currency effects. The full year Fiscal 2016 tax rate is estimated at 30%. This guidance excludes one-time charges that are primarily associated with our global brand reorganization.

In the third quarter of Fiscal 2016, the Company expects consolidated net revenues to be up 0-2% on a reported basis, and based on current exchange rates, foreign currency will have an approximate 250 basis point negative impact on revenue growth. Operating margin for the third quarter of Fiscal 2016 is expected to be approximately 200-250 basis points below the comparable prior year period, primarily due to negative foreign currency effects and infrastructure investments. The third quarter tax rate is estimated at 31%.

Conference Call

As previously announced, the Company will host a conference call and live online webcast today, Thursday, November 5th, at 9:00 a.m. Eastern. Listeners may access a live broadcast of the conference call on the Company's investor relations website at http://investor.ralphlauren.com or by dialing 517-623-4799. To access the conference call, listeners should dial in by 8:45 a.m. Eastern and request to be connected to the Ralph Lauren Second Quarter Fiscal 2016 conference call.

An online archive of the broadcast will be available by accessing the Company's investor relations website at http://investor.ralphlauren.com. A telephone replay of the call will be available from 12:00 P.M. Eastern, Thursday, November 5, 2015 through 6:00 P.M. Eastern, Thursday, November 12, 2015 by dialing 203-369-3233 and entering passcode 5680.

ABOUT RALPH LAUREN
Ralph Lauren Corporation (NYSE: RL) is a global leader in the design, marketing and distribution of premium lifestyle products in four categories: apparel, home, accessories and fragrances. For more than 48 years, Ralph Lauren's reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company's brand names, which include Ralph Lauren Purple Label, Ralph Lauren Collection, Double RL, Ralph Lauren Black Label, Polo Ralph Lauren, Polo Sport, Polo Ralph Lauren Children’s, Ralph Lauren Home, Lauren Ralph Lauren, RLX, Denim & Supply Ralph Lauren, American Living, Chaps and Club Monaco, constitute one of the world's most widely recognized families of consumer brands. For more information, go to http://investor.ralphlauren.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This press release and oral statements made from time to time by representatives of the Company contain certain "forward-looking statements" within the meaning of the Private Securities Litigation

Reform Act of 1995. Forward-looking statements include the statements under “Fiscal 2016 Outlook” and statements regarding, among other things, our current expectations about the Company's future results and financial condition, revenues, store openings and closings, employee reductions, margins, expenses and earnings and are indicated by words or phrases such as "anticipate," "estimate," "expect," "project," "we believe" and similar words or phrases. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from the future results, performance or achievements expressed in or implied by such forward-looking statements. Forward-looking statements are based largely on the Company's expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. The factors that could cause actual results to materially differ include, among others: the loss of key personnel or other changes in our executive and senior management team or to our operating structure; our ability to achieve anticipated operating enhancements and/or cost reductions from our restructuring plans, including our transition to a global brand-based operating structure; our ability to successfully implement our anticipated growth strategies and to capitalize on our repositioning initiatives in certain regions and merchandise categories; our exposure to currency exchange rate fluctuations from both a transactional and translational perspective, and risks associated with increases in the costs of raw materials, transportation, and labor; our ability to secure the technology facilities and systems used by the Company and those of third party service providers from, among other things, cybersecurity breaches, acts of vandalism, computer viruses or similar events; our ability to continue to maintain our brand image and reputation and protect our trademarks; the impact of the volatile state of the global economy, stock markets, and other economic conditions on us, our customers, our suppliers, and our vendors, and our ability and their ability to access sources of liquidity; the impact of changes in consumers’ ability or preferences on purchases of premium lifestyle products that we sell and our ability to forecast consumer demand; changes in the competitive marketplace; risks associated with our international operations, including risks related to the importation and exportation of products, and risks associated with compliance with the Foreign Corrupt Practices Act or violations of other anti-bribery and corruption laws prohibiting improper payments and the burdens of complying with a variety of foreign laws and regulations, including tax laws; the impact to our business of events of unrest and instability that are currently taking place in certain parts of the world; our ability to continue to expand our business internationally; changes in our effective tax rates or credit profile and ratings within the financial community; changes in our relationships with department store customers and licensing partners; our efforts to improve the efficiency of our distribution system and enhance our information technology systems and e-commerce platform; the impact to our business resulting from potential costs and obligations related to the early termination of our long term, non-cancellable leases; the potential impact to the trading prices of our securities if our Class A Common Stock share repurchase activity and/or cash dividend rate differs from investors' expectations; the potential impact on our operations and on our customers resulting from natural or man-made disasters; and other risk factors identified in the Company's Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RALPH LAUREN CORPORATION
CONSOLIDATED BALANCE SHEETS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions)
(Unudited)

	September 26,	March 28,	September 27,
	2015	2015	2014

ASSETS
Current assets:
Cash and cash equivalents	$380	$500	$483
Short-term investments	746	644	708
Accounts receivable, net of allowances	594	655	641
Inventories	1,380	1,042	1,292
Income tax receivable	65	57	62
Deferred tax assets	147	145	150
Prepaid expenses and other current assets	268	281	224
Total current assets	3,580	3,324	3,560

Property and equipment, net	1,519	1,436	1,411
Deferred tax assets	43	45	45
Goodwill	906	903	940
Intangible assets, net	255	267	283
Other non-current assets (a)	140	131	157
Total assets	$6,443	$6,106	$6,396

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$130	$234	$210
Accounts payable	206	210	255
Income tax payable	16	27	56
Accrued expenses and other current liabilities	926	715	762
Total current liabilities	1,278	1,186	1,283

Long-term debt	597	298	298
Non-current liability for unrecognized tax benefits	90	116	133
Other non-current liabilities	667	615	653
Total liabilities	2,632	2,215	2,367
Equity:
Common stock	1	1	1
Additional paid-in-capital	2,199	2,117	2,056
Retained earnings	5,926	5,787	5,530
Treasury stock, Class A, at cost	(4,148)	(3,849)	(3,598)
Accumulated other comprehensive (loss) income	(167)	(165)	40
Total equity	3,811	3,891	4,029
Total liabilities and equity	$6,443	$6,106	$6,396

Net Cash (incl. LT Investments)	407	620	685
Cash & Investments (ST & LT)	1,134	1,152	1,193
Net Cash (excl. LT Investments)	399	612	683
Cash & ST Investments	1,126	1,144	1,191
(a) Includes non-current investments of:	$8	$8	$2

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions, except per share data)
(Unaudited)

	Three Months Ended
	September 26,	September 27,
	2015	2014

Wholesale net sales	$927	$943
Retail net sales	996	1,006
Net sales	1,923	1,949
Licensing revenue	47	45
Net revenues	1,970	1,994
Cost of goods sold(a)	(857)	(862)
Gross profit	1,113	1,132
Selling, general, and administrative expenses(a)	(839)	(836)
Amortization of intangible assets	(6)	(7)
Impairment of assets	(7)	(1)
Restructuring and other charges	(31)	(2)
Total other operating expenses, net	(883)	(846)
Operating income	230	286
Foreign currency losses	(5)	(3)
Interest expense	(4)	(5)
Interest and other income, net	1	3
Equity in losses of equity-method investees	(3)	(3)
Income before provision for income taxes	219	278
Provision for income taxes	(59)	(77)
Net income	$160	$201
Net income per share - Basic	$1.87	$2.27
Net income per share - Diluted	$1.86	$2.25
Weighted average shares outstanding - Basic	85.6	88.4
Weighted average shares outstanding - Diluted	86.0	89.2
Dividends declared per share	$0.50	$0.45
(a) Includes total depreciation expense of:	$(71)	$(65)

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions, except per share data)
(Unaudited)

	Six Months Ended
	September 26,	September 27,
	2015	2014

Wholesale net sales	$1,569	$1,651
Retail net sales	1,931	1,966
Net sales	3,500	3,617
Licensing revenue	88	85
Net revenues	3,588	3,702
Cost of goods sold(a)	(1,509)	(1,527)
Gross profit	2,079	2,175
Selling, general, and administrative expenses(a)	(1,661)	(1,624)
Amortization of intangible assets	(12)	(13)
Impairment of assets	(15)	(2)
Restructuring and other charges	(65)	(6)
Total other operating expenses, net	(1,753)	(1,645)
Operating income	326	530
Foreign currency losses	(6)	(6)
Interest expense	(8)	(9)
Interest and other income, net	3	4
Equity in losses of equity-method investees	(6)	(6)
Income before provision for income taxes	309	513
Provision for income taxes	(85)	(150)
Net income	$224	$363
Net income per share - Basic	$2.60	$4.09
Net income per share - Diluted	$2.58	$4.05
Weighted average shares outstanding - Basic	86.1	88.7
Weighted average shares outstanding - Diluted	86.8	89.7
Dividends declared per share	$1.00	$0.90
(a) Includes total depreciation expense of:	$(139)	$(128)

RALPH LAUREN CORPORATION
Constant Currency Financial Measures
(in millions)
(Unaudited)

Same - Store Sales Data

	Three Months Ended September 26, 2015 % Change		Six Months Ended September 26, 2015 % Change
	As Reported	Constant Currency	As Reported	Constant Currency
Total Ralph Lauren	(6%)	(1%)	(7%)	(2%)

Operating Segment Data
	Three Months Ended		% Change
	September 26, 2015	September 27, 2014	As Reported	Constant Currency
Wholesale net sales	$927	$943	(1.8%)	2.6%
Retail net sales	996	1,006	(0.9%)	5.1%
Net sales	1,923	1,949	(1.3%)	3.9%
Licensing revenue	47	45	5.1%	6.7%
Net revenues	$1,970	$1,994	(1.2%)	3.9%

	Six Months Ended		% Change
	September 26, 2015	September 27, 2014	As Reported	Constant Currency
Wholesale net sales	$1,569	$1,651	(5.0%)	(1.0%)
Retail net sales	1,931	1,966	(1.8%)	4.2%
Net sales	3,500	3,617	(3.2%)	1.8%
Licensing revenue	88	85	4.0%	6.4%
Net revenues	$3,588	$3,702	(3.1%)	1.9%

RALPH LAUREN CORPORATION
OTHER INFORMATION
(in millions)
(Unaudited)

SEGMENT INFORMATION
Net revenues and operating income for the periods ended September 26, 2015 and September 27, 2014 for each segment were as follows:

	Three Months Ended		Six Months Ended
	September 26,	September 27,	September 26,	September 27,
	2015	2014	2015	2014

Net revenues:
Wholesale	$927	$943	$1,569	$1,651
Retail	996	1,006	1,931	1,966
Licensing	47	45	88	85
Total net revenues	$1,970	$1,994	$3,588	$3,702
Operating income:
Wholesale	$247	$247	$384	$427
Retail	123	137	233	305
Licensing	42	42	78	78
	412	426	695	810

Unallocated corporate expenses	(151)	(138)	(304)	(274)
Unallocated restructuring and other charges	(31)	(2)	(65)	(6)
Total operating income	$230	$286	$326	$530

RALPH LAUREN CORPORATION
Reconciliation of Certain Non-GAAP Financial Measures
(in millions, except per share data)
(Unaudited)

Three Months Ended September 26, 2015

	As Reported	Adjustments (a)	As Adjusted (Including FX)	Foreign Exchange Impact	As Adjusted (Excluding FX)
Net revenues	$1,970	$-	$1,970	$103	$2,073
Gross profit	1,113	-	1,113
Gross profit margin	56.5%		56.5%
Total other operating expenses	(883)	38	(845)
Operating expense margin	44.8%		43.0%
Operating income	230	38	268
Operating margin	11.7%		13.5%
Income before provision for income taxes	219	38	257
Provision for income taxes	(59)	(14)	(73)
Effective tax rate	27.1%		28.6%
Net income	$160	$24	184
Net income per diluted share	$1.86	$0.27	$2.13	$0.41	$2.54
SEGMENT INFORMATION -
OPERATING INCOME:
Wholesale	$247	$2	$249
Operating margin	26.6%		26.8%
Retail	123	5	128
Operating margin	12.3%		12.8%
Licensing	42	-	42
Operating margin	89.3%		89.3%
Unallocated corporate expenses and restructuring and other charges, net	(182)	31	(151)
Total operating income	$230	$38	$268

(a)
Adjustments include Restructuring and Other Charges, Asset Impairment Charges, and Inventory-related Charges. Inventory-related charges are recorded within cost of goods sold in the unaudited interim consolidated statements of income.

Six Months Ended September 26, 2015

	As Reported	Adjustments (a)	As Adjusted (Including FX)	Foreign Exchange Impact	As Adjusted (Excluding FX)
Net revenues	$3,588	$-	$3,588	$186	$3,774
Gross profit	2,079	3	2,082
Gross profit margin	57.9%		58.0%
Total other operating expenses	(1,753)	80	(1,673)
Operating expense margin	48.9%		46.6%
Operating income	326	83	409
Operating margin	9.1%		11.4%
Income before provision for income taxes	309	83	392
Provision for income taxes	(85)	(28)	(113)
Effective tax rate	27.6%		29.0%
Net income	$224	$55	$279
Net income per diluted share	$2.58	$0.62	$3.20	$0.70	$3.90
SEGMENT INFORMATION -
OPERATING INCOME:
Wholesale	$384	$5	$389
Operating margin	24.4%		24.8%
Retail	233	13	246
Operating margin	12.0%		12.7%
Licensing	78	-	78
Operating margin	89.0%		89.0%
Unallocated corporate expenses and restructuring and other charges, net	(369)	65	(304)
Total operating income	$326	$83	$409

(a)
Adjustments include Restructuring and Other Charges, Asset Impairment Charges, and Inventory-related Charges. Inventory-related charges are recorded within cost of goods sold in the unaudited interim consolidated statements of income.

Note: The above non-GAAP financial measures exclude one-time charges which are primarily related to restructuring activities associated with the company’s global brand reorganization.

SUPPLEMENTAL FINANCIAL INFORMATION

This earnings release includes certain non-GAAP financial measures relating to restructuring and non-cash charges recorded in connection with the Company’s global brand reorganization, as well as other charges primarily related to the settlement of certain litigation claims. Included in this earnings release is a reconciliation between the non-GAAP financial measures and the most directly comparable GAAP measures before and after these charges. The related tax effects were calculated using the respective statutory tax rates for each applicable jurisdiction. The Company uses non-GAAP financial measures, among other things, to evaluate its operating performance and in order to represent the manner in which the Company conducts and views its business. The Company believes that excluding items that are not comparable from period to period helps investors and others compare operating performance between two periods. While the Company considers the non-GAAP measures useful in analyzing its results, they are not intended to replace, nor act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with GAAP and may be different from non-GAAP measures reported by other companies.

Additionally, since Ralph Lauren Corporation is a global company, the comparability of its operating results reported in U.S. Dollars is also affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the U.S. Dollar. These rate fluctuations can have a significant effect on the Company’s reported results. As such, in addition to financial measures prepared in accordance with generally accepted accounting principles ("GAAP"), the Company’s discussions often contain references to constant currency measures, which are calculated by translating the current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency. The Company presents constant currency financial information, which is a non-GAAP financial measure, as a supplement to its reported operating results. The Company uses constant currency information to provide a framework to assess how its businesses performed excluding the effects of foreign currency exchange rate fluctuations. Management believes this information is useful to investors to facilitate comparisons of operating results and better identify trends in the Company’s businesses. The constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with U.S. GAAP.

SOURCE: Ralph Lauren Corporation
Investor Relations
Evren Kopelman, 212-813-7862
Or
Corporate Communications
Malcolm Carfrae, 212-583-2262